Exhibit D

December 18, 2020

1Globe Biomedical (Hong Kong) Company Limited

8F, Block B, Techart Plaza,

No.30 Xueyuan Road, Haidian District,

Beijing, 100083, P.R. China

Attention: Stella Wang

Subject: Amendment to the Letter Agreement Regarding the Proposed Investment by CDH

Dear Sir and/or Madam:

Reference is made to (i) the share purchase agreement, dated as of November 24, 2020 (the “SPA”), entered into by and among CDH Utopia Limited (the “Purchaser”) and 1Globe Biomedical (Hong Kong) Company Limited (the “Seller”), pursuant to which the Purchaser shall purchase from the Seller in aggregate 6,000,000 Common Shares (the “Sale Shares”) of Sinovac Biotech Ltd. (the “Company”) and (ii) the letter agreement, dated as of November 24, 2020 (the “Side Letter”) issued by the Purchaser and CDH Investment Advisory Private Limited (the “CDH Guarantor”) to the Seller. Capitalized terms used herein without definition shall have the same meanings as in the SPA and the Side Letter.

The parties hereto desire to amend the Side Letter pursuant to the terms contained in this Amendment to the Letter Agreement (this “Amendment”) as follows:

1.                   Amendment.

a.	Section 2 of the Side Letter shall be deleted and replaced in its entirety with the following:

“Compensation and Reimbursement. Upon occurrence of the Closing, the Purchaser agrees to make to the Seller or its designee a lump sum payment of US$135,600,000 (the “Compensation”), in immediately available funds by wire transfer into an account designated by the Seller, within three (3) Business Days after the transfer of the Sale Shares as contemplated by the SPA and the ownership of the Sale Shares by the Purchaser have been properly reflected in the Company’s or its transfer agent’s books and records, as compensation and reimbursement for, among other terms and conditions, the total costs and expenses that have been incurred and are estimated to be incurred by the Seller and its affiliates in connection with the legal proceedings among the Seller and its affiliates on the one hand and the Company on the other hand until the final resolution of such proceedings.”

b.	The following shall be added as a new Section 4A after Section 4 of the Side Letter and before Section 5 of the Side Letter:

Exhibit D

“Future Proceeds. The parties hereto agree that, subject to detailed arrangement to be further discussed among the parties, (a) the Purchaser shall be entitled to the greater of (i) thirty percent (30%) of all cash consideration received by the Purchaser in respect of the disposal or divestment of (x) the Sale Shares or (y) any securities, properties or assets received by the Purchaser in exchange for any Sale Shares (such total cash consideration, the “Proceeds”) or (ii) such portion of the Proceeds that would allow the Purchaser to generate a Net Return which yields two (2) times the Investment Cost, or the entire Proceeds if the Proceeds are insufficient to generate such Net Return; and (b) the remainder of the Proceeds upon deduction of the distribution to the Purchaser pursuant to item (a) above shall be distributed to the Seller within a period to be agreed by the parties hereto. For the purpose of this Section 4A, (A) the “Investment Cost” shall include the Purchase Price and the Compensation; and (B) “Net Return” shall mean the gross proceeds generated by the disposals or divestments net of (m) the Investment Cost and (n) any transaction costs and expenses reasonably incurred by the Purchaser or its affiliates in connection with the transactions contemplated hereby and by the SPA (including any advisor’s fees and expenses).”

2.                   No further Amendment. The Parties agree that all other provisions of the Side Letter shall, subject to Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties to the Side Letter in accordance with their terms. This Amendment forms an integral and inseparable part of the Side Letter.

3.                   References. All references to the Side Letter (including “hereof,” “herein,” “hereunder,” “hereby” and “this Letter”) in the Side Letter shall refer to the Side Letter as amended by this Amendment.

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Exhibit D

If the foregoing meets with your approval, kindly countersign this amendment below to indicate your acceptance and agreement to its terms.

Very truly yours,

CDH Utopia Limited

By:	/s/ William Hsu
Name:	William Hsu
Title:	Director

CDH Investment Advisory Private Limited

By:	/s/ Shangzhi Wu
Name:	Shangzhi Wu
Title:	Director

One Temasek Avenue,
#18-02, Millenia Tower,
Singapore 039192
Telephone: +65 6572 8750
Fax: +65 6238 0132
E-mail: liquan@cdhfund.com Attention: Quan Li

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Exhibit D

Agreed and accepted as of
the date first above written:

1Globe Biomedical (Hong Kong) Company Limited

By:	/s/ Pengfei Li
Name:	Pengfei Li
Title:	Chairman Assistant

Address: 8F, Block B, Techart Plaza,
No.30 Xueyuan Road, Haidian District,
Beijing, 100083, P.R. China
Telephone: +86-10-61196291
Fax: +86-10-61196391
E-mail: Stella.wang@1globe-hk.com
Attention: Stella Wang

[Signature Page]